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                                                  OMB Number           3235-0104
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   The Goldman Sachs Group, L.P.
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   (Last)               (First)                 (Middle)

   85 Broad Street
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                                    (Street)

   New York                         New York                      10004
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   June 30, 1998
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Coram Healthcare Corporation
   (CRH)

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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
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
                              |                                |                     |                                             |
                              |                                |                     |                                             |
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                              |                                |                     |                                             |
                              |                                |                     |                                             |
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                              |                                |                     |                                             |
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                              |                                |                     |                                             |
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                              |                                |                     |                                             |
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                              |                                |                     |                                             |
                              |                                |                     |                                             |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


====================================================================================================================================
                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
====================================================================================================================================
                           |                       |                                   |              |               |            |
                           |                       |                                   |              | 5. Owner-     |            |
                           |                       |3. Title and Amount of Securities  |              |    ship       |            |
                           |                       |   Underlying Derivative Security  |              |    Form of    |            |
                           |2. Date Exercisable    |   (Instr. 4)                      |              |    Derivative |            |
                           |   and Expiration Date |---------------------------------  | 4. Conver-   |    Security:  |            |
                           |   (Month/Day/Year)    |                    |  Amount      |    sion or   |    Direct     |6.Nature of |
                           |---------------------- |                    |  or          |    Exercise  |    (D) or     |  Indirect  |
                           |Date      |Expira-     |                    |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative     |Exer-     |tion        |                    |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)     |cisable   |Date        |Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
------------------------------------------------------------------------------------------------------------------------------------
Series B Convertible       |          |            |                    |              |              |               |            |
Subordinated Notes         |  Immed.  | 04/15/2008 |Common Stock        |  13,320,844  |    $3.00     |      01       |   01       |
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Common Stock Warrants      |          |            |                    |              |              |               |            |
(right to buy)             |  Immed.  | 10/13/2000 |Common Stock        |     178,427  |    $.001     |      01       |   01       |
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                           |          |            |                    |              |              |               |            |
                           |          |            |                    |              |              |               |            |
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                           |          |            |                    |              |              |               |            |
                           |          |            |                    |              |              |               |            |
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                           |          |            |                    |              |              |               |            |
                           |          |            |                    |              |              |               |            |
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                           |          |            |                    |              |              |               |            |
                           |          |            |                    |              |              |               |            |
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                           |          |            |                    |              |              |               |            |
                           |          |            |                    |              |              |               |            |
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                           |          |            |                    |              |              |               |            |
                           |          |            |                    |              |              |               |            |
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                           |          |            |                    |              |              |               |            |
                           |          |            |                    |              |              |               |            |
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                           |          |            |                    |              |              |               |            |
                           |          |            |                    |              |              |               |            |
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                           |          |            |                    |              |              |               |            |
                           |          |            |                    |              |              |               |            |
====================================================================================================================================

Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by Goldman Sachs Credit Partners, L.P. ("GS Credit Partners"), Goldman Sachs Global Holdings L.L.C. ("GS Global Holdings"), The Goldman Sachs Group, L.P. ("GS Group") and Goldman, Sachs & Co. ("Goldman
Sachs", and together with GS Credit Partners, GS Global Holdings and GS Group, the "Reporting Persons"). The principal business address of each of GS Global Holdings, GS Group and Goldman Sachs is 85 Broad Street, New York, New York 10004. The principal business address of GS Credit Partners is Conyers, Dill & Pearman, Church Street, Hamilton HM CX, Bermuda.

Explanation of Responses:

01: On April 22, 1997 GS Credit Partners entered into a risk participation agreement (the "Risk Participation Agreement") pursuant to which GS Credit Partners obtained indirect beneficial ownership of a certain amount of Subordinated Rollover Notes (as defined below) of Coram, Inc., a Delaware corporation ("Coram"), and a certain amount of Warrants (as defined below). This indirect beneficial ownership was in addition to positions in the Subordinated Rollover Notes and Warrants held directly by GS Credit Partners. GS Credit Partners and certain other parties (collectively the "Noteholders") entered into the Securities Exchange Agreement dated May 6, 1998 (the "Securities Exchange Agreement") with Coram Healthcare Corporation (the "Company") and Coram. Pursuant to the Securities Exchange Agreement, senior subordinated increasing rate notes of Coram (the "Subordinated Rollover Notes") and warrants issued by the Company to the Noteholders pursuant to the Warrant Agreement dated April 6, 1995 between the Company and Coram Funding, Inc., were exchanged for, among other things, Series A Subordinated Notes of the Company due 2000 and Series B convertible Subordinated Notes of the Company due 2008 ("Convertible Notes"). The transactions under the Securities Exchange Agreement closed on June 30, 1998.

Goldman Sachs, GS Group and GS Global Holdings may be deemed to own beneficially and indirectly in the aggregate 13,320,844 shares of Common Stock by reason of the ownership by GS Credit Partners of (a) $30,970,375.22 principal amount of Convertible Notes issued pursuant to the Securities Exchange Agreement which are convertible into 10,323,458 shares of Common Stock and (b) $8,992,158.80 principal amount of Convertible Notes issued pursuant to the Securities Exchange Agreement and held subject to the Risk Participation Agreement ("Risk Participation Notes") which are convertible into 2,997,386 shares of Common Stock. GS Group is the 99% owner of GS Global Holdings. GS Global Holdings is the general partner of GS Credit Partners. GS Group is the general partner of and owns a 99% interest in Goldman Sachs. Goldman Sachs, GS Group and GS Global Holdings each disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

GS Credit Partners may be deemed to own beneficially and directly $30,970,375.22 principal amount of Convertible Notes issued pursuant to the Securities Exchange Agreement which are convertible into 10,323,458 shares of Common Stock and beneficially and indirectly $8,992,158.80 principal amount of Risk Participation Notes which are convertible into 2,997,386 shares of Common Stock.

Goldman Sachs may be deemed to own beneficially and directly and GS Group may be deemed to own beneficially and indirectly warrants to purchase 178,427 shares of Common Stock of the Company. GS Group disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Signatures:

THE GOLDMAN SACHS GROUP, L.P


By:       s/ Hans-Linhard Reich
     ----------------------------
     Name:   Hans-Linhard Reich
     Title:  Attorney-in-fact


GOLDMAN, SACHS & CO.


By:       s/ Hans-Linhard Reich
     ----------------------------
     Name:   Hans-Linhard Reich
     Title:  Attorney-in-fact


GOLDMAN SACHS CREDIT PARTNERS, L.P.



By:       s/ Hans-Linhard Reich
     ----------------------------
     Name:   Hans-Linhard Reich
     Title:  Attorney-in-fact



GOLDMAN SACHS GLOBAL HOLDINGS L.L.C


By:       s/ Hans-Linhard Reich
     ----------------------------
     Name:   Hans-Linhard Reich
     Title:  Attorney-in-fact


Date:  July 14, 1998



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.